Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2021 Financial Results
Delivered on 2021 Financial Objectives Through Double-Digit Earnings Growth Led by Global Lifestyle and Significant Capital Return
Expects 8 to 10 Percent Growth in Adjusted EBITDA, Ex. Catastrophes, in 2022

NEW YORK, February 8, 2022 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today reported results for the fourth quarter ended December 31, 2021.
“In 2021, we delivered our fifth consecutive year of profitable growth with double-digit growth in earnings and earnings per share,” said Assurant President and CEO Keith Demmings. “We also significantly enhanced our value proposition to our clients and their customers, while continuing to innovate to become the leading service provider for consumers’ connected lifestyles.”

“For 2022, our key priorities to support our long-term vision and strategy include developing our diverse talent, strengthening our client partnerships while attracting key prospects globally, and further enhancing our product and service capabilities that differentiate Assurant in the marketplace. This will require an accelerated pace of innovation and prioritizing investments across our operations and technology to advance our market-leading positions. And finally, sustainability and inclusivity will continue to be a top priority for the benefit of all stakeholders and the communities in which we operate,” Demmings added.

(Unaudited)	Q4'21	Q4'20	Change	12M'21	12M'20	Change
$ in millions, except where noted
GAAP net income	126.7	119.1	6%	613.5	520.4	18%
GAAP net income per diluted share	2.20	1.91	15%	10.20	8.22	24%

Net operating income[1]	142.8	96.6	48%	557.9	468.2	19%
Net operating income per diluted share[2]	2.47	1.62	52%	9.36	7.71	21%

Net operating income, ex. reportable catastrophes[3]	144.0	123.9	16%	672.0	605.4	11%
Net operating income, ex. reportable catastrophes, per diluted share[4]	2.49	2.06	21%	11.26	9.88	14%

Adjusted EBITDA, ex. reportable catastrophes[5]	245.4	227.5	8%	1,107.5	1,013.4	9%
Full-Year 2021 Summary:
•Net income increased 18 percent versus prior year period, while net income per diluted share increased 24 percent
•Net operating income, excluding reportable catastrophes3, up 11 percent to $672.0 million

•Net operating income, excluding reportable catastrophes, per diluted share4, up 14 percent to $11.26
•Adjusted EBITDA, excluding reportable catastrophes5, increased 9 percent to $1.11 billion
•Holding company liquidity was $1.05 billion, reflecting the Global Preneed sale proceeds
•Share repurchases and common stock dividends totaled $1.0 billion
2022 Outlook
•In 2022, the company expects 8 to 10 percent growth in Adjusted EBITDA, excluding reportable catastrophes6, driven by expansion across Global Lifestyle and Global Housing
Note: References to net income, including in net income per diluted share, throughout this press release refer to net income from continuing operations. Metrics listed above other than net income and net income per diluted share are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section beginning on page 10.

Fourth Quarter and Full-Year 2021 Consolidated Results

(Unaudited)	Q4'21	Q4'20	Change	12M'21	12M'20	Change
$ in millions

GAAP net income	126.7	119.1	6%	613.5	520.4	18%
GAAP Corporate and Other segment net loss	(61.4)	(29.9)	(105)%	(115.8)	(150.6)	23%

Net operating income
Global Lifestyle[7]	107.8	87.9	23%	484.7	437.2	11%
Global Housing[7]	80.3	61.1	31%	244.6	233.8	5%
Corporate and Other[8]	(23.9)	(26.6)	10%	(78.3)	(102.9)	24%
Interest expense	(21.4)	(21.1)	(1)%	(88.4)	(81.2)	(9)%
Preferred stock dividends	—	(4.7)	100%	(4.7)	(18.7)	75%
Net operating income[1]	142.8	96.6	48%	557.9	468.2	19%
Reportable catastrophes	1.2	27.3		114.1	137.2
Net operating income, ex. reportable catastrophes[3]	144.0	123.9	16%	672.0	605.4	11%
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[5]	158.9	137.2	16%	714.4	637.0	12%
Global Housing[5]	112.0	120.6	(7)%	486.4	500.8	(3)%
Corporate and Other[5]	(25.5)	(30.3)	16%	(93.3)	(124.4)	25%
Adjusted EBITDA, ex. reportable catastrophes[5]	245.4	227.5	8%	1,107.5	1,013.4	9%
Note: Some of the metrics above are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section beginning on page 10. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx
Fourth Quarter 2021 Consolidated Results
•Net income was $126.7 million, or $2.20 per diluted share, compared to fourth quarter 2020 net income of $119.1 million, or $1.91 per diluted share. The increase was primarily driven by $26.1 million of lower reportable catastrophes within Global Housing and growth in Global Lifestyle, partially offset by lower net realized gains on investments compared to the prior year period.

•Net operating income1 totaled $142.8 million, or $2.47 per diluted share2, compared to fourth quarter 2020 net operating income of $96.6 million, or $1.62 per diluted share. Assurant incurred $1.2 million of reportable catastrophes in fourth quarter 2021, compared to $27.3 million in fourth quarter 2020. Excluding reportable catastrophes, net operating income3 for fourth quarter 2021 increased 16 percent to $144.0 million compared to $123.9 million in the prior year period, which was mainly the result of Global Lifestyle growth from continued expansion in Global Automotive and Connected Living and the absence of preferred dividends. This was partially offset by lower earnings in Global Housing from a decline in specialty products.

•Adjusted EBITDA, excluding reportable catastrophes5, increased 8 percent compared to the prior year period, less than the increase in net operating income, excluding reportable catastrophes, primarily due to a modestly lower tax rate in the quarter and preferred stock dividends in the prior year period, which are excluded from Adjusted EBITDA.

•Revenue from the Global Lifestyle and Global Housing segments totaled $2.49 billion compared to $2.31 billion in fourth quarter 2020, up 8 percent, primarily due to growth in Global Automotive and higher mobile fee income in Connected Living within Global Lifestyle.
Note: Throughout this press release, revenue refers to net earned premiums, fees and other income. GAAP revenue is equal to net earned premiums, fees and other income, net investment income and net realized gains (losses) on investments.

Full-Year 2021 Consolidated Results
•Net income was $613.5 million, or $10.20 per diluted share, compared to full-year 2020 net income of $520.4 million, or $8.22 per diluted share. The increase was primarily driven by higher net realized gains on investments, including $67.5 million of fair value changes in unrealized equity positions within Assurant Ventures for companies that went public in 2021, compared to net losses in the prior year period, as well as growth in Global Lifestyle. This was partially offset by the absence of a one-time tax benefit in first quarter 2020.

•Net operating income1 totaled $557.9 million, or $9.36 per diluted share2, compared to full-year 2020 net operating income of $468.2 million, or $7.71 per diluted share. Assurant incurred $23.1 million fewer reportable catastrophes in 2021 compared to the prior year. Excluding reportable catastrophes, net operating income3 for 2021 increased 11 percent to $672.0 million compared to $605.4 million in the prior year period, which was mainly the result of growth across all lines of business within Global Lifestyle, a lower Corporate and Other loss and the absence of preferred dividends, partially offset by lower results in Global Housing.

•Adjusted EBITDA, excluding reportable catastrophes5, increased 9 percent compared to the prior year period, less than the increase in net operating income, excluding reportable catastrophes, primarily due to a modestly lower tax rate and preferred stock dividends, which are excluded from Adjusted EBITDA.

•Revenue from the Global Lifestyle and Global Housing segments totaled $9.74 billion compared to $9.31 billion in fourth quarter 2020, up 5 percent. This was primarily driven by strong growth in Global Automotive within Global Lifestyle.

Reportable Segments
Global Lifestyle

$ in millions	Q4'21	Q4'20	Change	12M'21	12M'20	Change
Net operating income[7]	107.8	87.9	23%	484.7	437.2	11%
Adjusted EBITDA[5]	158.9	137.2	16%	714.4	637.0	12%
Revenue	1,984.6	1,817.0	9%	7,747.7	7,337.6	6%
Note: Throughout this press release, references to Adjusted EBITDA within Global Lifestyle exclude reportable catastrophes.

•Net operating income7 increased in fourth quarter 2021 compared to the prior year period, primarily due to growth in Global Automotive and mobile within Connected Living. The increase in Global Automotive was mainly from underlying growth from prior period sales across all distribution channels and favorable loss experience in select ancillary products. Mobile growth was driven by strong trade-in volumes, including HYLA Mobile, and improved performance in Europe and Asia Pacific. Results were partially offset by in-store mobile service and repair capability investments.

Full-year 2021 net operating income7 increased compared to 2020, primarily driven by significant growth in Global Automotive, continued expansion in mobile within Connected Living, and greater contributions from Global Financial Services. Global Automotive results included underlying growth from prior period sales driven by expanded and new client relationships globally, favorable loss experience in select ancillary products and $8.2 million of one-time benefits that occurred in first half 2021 that are not expected to repeat. Mobile growth was primarily driven by the same factors noted for fourth quarter 2021.

•Adjusted EBITDA5 increased compared to fourth quarter 2020, less than the increase in net operating income, primarily due to a modestly lower tax rate in the quarter which is excluded from Adjusted EBITDA.

Full-year 2021 Adjusted EBITDA5 increased compared to 2020, greater than the increase in net operating income, which reflects higher amortization of purchased intangible assets from mobile- and auto-related acquisitions and an increase in depreciation expense related to information technology initiatives.

•Revenue increased in fourth quarter 2021 compared to the prior year period, primarily due to continued growth in Global Automotive from strong prior period sales and further expansion in Connected Living, including strong fee income growth in mobile from higher trade-in volumes, as well as domestic subscriber growth, which was partially offset by runoff mobile programs.
Full-year 2021 revenue increased compared to 2020, primarily driven by Global Automotive from strong sales across the U.S., as well as growth in Connected Living from extended service contracts. In mobile, higher trade-in volumes and subscriber growth were offset by declines from runoff programs and the $176 million reduction from the previously disclosed program contract change.

Global Housing

$ in millions	Q4'21	Q4'20	Change	12M'21	12M'20	Change
Net operating income[7]	80.3	61.1	31%	244.6	233.8	5%
Reportable catastrophes	1.0	27.3		113.9	137.2
Net operating income, ex. reportable catastrophes	81.3	88.4	(8)%	358.5	371.0	(3)%
Adjusted EBITDA, ex. reportable catastrophes[5]	112.0	120.6	(7)%	486.4	500.8	(3)%
Revenue	505.8	496.7	2%	1,996.6	1,977.3	1%

•Net operating income7 increased in fourth quarter 2021 compared to the prior year period. Fourth quarter 2021 included $1.0 million of reportable catastrophes compared to $27.3 million of reportable catastrophes in fourth quarter 2020.
Excluding reportable catastrophes, net operating income decreased, due to higher non-catastrophe loss experience, including an $8.2 million year-over-year increase within small commercial that was primarily related to reserve strengthening for run-off claims. This was partially offset by an increase in lender-placed, primarily from higher average insured values and lower expenses.
Full-year 2021 net operating income7 increased compared to 2020. Full-year 2021 included $113.9 million of reportable catastrophes, compared to $137.2 million in 2020. Excluding reportable catastrophes, net operating income decreased primarily due to higher non-catastrophe loss experience from an anticipated increase to more normalized levels, as well as a $12.3 million year-over-year increase within small commercial that was primarily related to reserve strengthening for run-off claims. The decrease was partially offset by higher premium rates and average insured values in lender-placed.

•Revenue increased modestly year-over-year, mainly from growth in lender-placed and Multifamily Housing. This was partially offset by a decline in specialty products from client runoff.
Full-year 2021 revenue increased modestly compared to 2020, primarily driven by growth in Multifamily Housing across affinity and PMC channels as well as lender-placed. The increase was partially offset by declines in specialty products from client runoff.

Corporate and Other

$ in millions	Q4'21	Q4'20	Change	12M'21	12M'20	Change
GAAP segment net loss	(61.4)	(29.9)	(105)%	(115.8)	(150.6)	23%
Net operating loss[8]	(23.9)	(26.6)	10%	(78.3)	(102.9)	24%
Adjusted EBITDA[5]	(25.5)	(30.3)	16%	(93.3)	(124.4)	25%
•Segment net loss increased in fourth quarter 2021 compared to the prior year period loss due to lower net realized gains on investments and the absence of income from recoveries of legacy Affordable Care Act receivables.

For full-year 2021, segment net loss decreased compared to 2020, primarily due to higher net realized gains on investments compared to net losses in the prior year, partially offset by the absence of a one-time tax benefit in first quarter 2020.

•Net operating loss8 decreased in fourth quarter 2021 compared to the prior year period, primarily driven by an increase in investment income from higher asset balances.

For full-year 2021, net operating loss8 decreased compared to 2020, primarily due to lower expenses, including employee-related and third-party expenses, in addition to savings from reduced real estate costs, and higher investment income.

Holding Company Liquidity Position
•Holding company liquidity totaled $1.05 billion as of December 31, 2021, or $827 million above the company’s current targeted minimum level of $225 million, primarily reflecting the remaining proceeds from the sale of Global Preneed.

Dividends paid by operating segments to the holding company in fourth quarter 2021 totaled $176 million. For full-year 2021, dividends paid to the holding company totaled $729 million, equal to approximately one hundred percent of segment earnings.

•Share repurchases and common stock dividends totaled $329 million in fourth quarter 2021. During fourth quarter 2021, Assurant repurchased 1.8 million shares of common stock for $290 million and paid $39 million in common stock dividends. From January 1 through February 4, 2022, the company repurchased an additional 526 thousand shares for approximately $80 million, with $762 million remaining under the current repurchase authorization.

For full-year 2021, share repurchases and common and preferred dividends totaled $1.0 billion. Assurant repurchased 5.3 million shares of common stock for $844 million and paid dividends to shareholders totaling $163 million, including $158 million in common stock dividends and $5 million in preferred stock dividends, all of which converted to common stock in March 2021.

2022 Company Outlook6
Given its ongoing shift to more service-oriented, fee-based businesses, the company believes Adjusted EBITDA, excluding reportable catastrophes, is a better representation of the company’s operating performance as compared to net operating income. As a result, the company will use Adjusted EBITDA, excluding reportable catastrophes, as its performance metric for the enterprise and its reportable segments going forward and will no longer report net operating income and other related non-GAAP metrics beginning in first quarter 2022.

The company expects to provide full-year 2022 outlook on a per share basis, along with its long-term financial objectives, at its Investor Day on March 24, 2022. In the interim, the company expects:

$ in millions, unless otherwise noted	FY 2021	2022 Outlook[6]
Adjusted EBITDA, ex. reportable catastrophes[5]	1,107.5	8 to 10 percent growth
Global Lifestyle	714.4	Low double-digit growth
Global Housing, ex. reportable catastrophes	486.4	Mid- to high-single-digit growth
Corporate and Other	(93.3)	~ (105.0)
Note: Some of the metrics above are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section beginning on page 10. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

•For full-year 2022, Adjusted EBITDA, excluding reportable catastrophes, to grow 8 to 10 percent, driven by growth across Global Lifestyle and Global Housing. Global Lifestyle

Adjusted EBITDA is expected to increase by low double-digits, driven mainly by mobile in Connected Living from global expansion in existing and new clients across device protection and trade-in and upgrade programs. This will be partially offset by strategic investments to support new business opportunities including in-store mobile service and repair capabilities. Global Housing Adjusted EBITDA, excluding reportable catastrophes, is expected to increase by mid- to high-single digits, primarily from growth in lender-placed from higher average insured values, expense initiatives and improved results in Specialty and Other. Corporate and Other Adjusted EBITDA loss is expected to be approximately $105.0 million, reflecting lower net investment income as compared to 2021. Assurant’s consolidated effective tax rate is expected to be approximately 23 to 25 percent.

•Business segment dividends to approximate three quarters of segment Adjusted EBITDA, including reportable catastrophes, which represents roughly the same historical conversion levels to the holding company. This is subject to the growth of the businesses, rating agency and regulatory capital requirements, investment portfolio performance and a potential increase in U.S. corporate tax rates.

•Capital to be deployed to support business growth by funding investments and M&A and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The fourth quarter 2021 earnings conference call and webcast will be held Wednesday, February 9, 2022 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
https://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 300 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @Assurant.

Media Contacts:
Linda Recupero
Senior Vice President, Global Enterprise Communications
Phone: 201.519.9773
linda.recupero@assurant.com

Stacie Sherer
Vice President, Corporate Communications
Phone: 917.420.0980

stacie.sherer@assurant.com
Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, including our business and financial plans and any statements regarding the company’s anticipated future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
(i)the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if those parties face financial, reputational or regulatory issues;
(ii)significant competitive pressures, changes in customer preferences and disruption;
(iii)the failure to execute our strategy, including through the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
(iv)the failure to find suitable acquisitions at attractive prices, integrate acquired businesses effectively or identify new areas for organic growth;
(v)our inability to recover should we experience a business continuity event;
(vi)the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
(vii)risks related to our international operations;

(viii)declines in the value of mobile devices, or export compliance or other risks in our mobile business;
(ix)our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
(x)risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
(xi)the impact of catastrophe and non-catastrophe losses, including as a result of climate change;
(xii)negative publicity relating to our business or industry;
(xiii)the impact of general economic, financial market and political conditions and conditions in the markets in which we operate;
(xiv)the impact of the COVID-19 pandemic and measures taken in response thereto;
(xv)the adequacy of reserves established for claims and our inability to accurately predict and price for claims;
(xvi)a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
(xvii)fluctuations in exchange rates;
(xviii)an impairment of goodwill or other intangible assets;
(xix)the failure to maintain effective internal control over financial reporting;
(xx)unfavorable conditions in the capital and credit markets;
(xxi)a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
(xxii)an impairment of our deferred tax assets;
(xxiii)the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
(xxiv)the credit risk of some of our agents, third-party administrators and clients;
(xxv)the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
(xxvi)limitations in the analytical models we use to assist in our decision-making;
(xxvii)the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;
(xxviii)breaches of our information systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyber-attacks and as a result of working remotely;
(xxix)the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection or tax;
(xxx)the impact of litigation and regulatory actions;
(xxxi)reductions or deferrals in the insurance premiums we charge;
(xxxii)changes in insurance, tax and other regulations;
(xxxiii)volatility in our common stock price and trading volume; and
(xxxiv)employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
(1)Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals GAAP net income from continuing operations, excluding net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the CARES Act tax benefit, loss on extinguishment of debt, net income (loss) attributable to non-controlling interests, as well as other highly variable or unusual items other than reportable catastrophes. It also excludes restructuring costs related to strategic exit activities as these are highly unusual, transformative actions associated with realigning resources to the company’s business strategies, outside of normal periodic restructuring and cost management activities. The company believes net operating income provides investors with an important measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income from continuing operations.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2021	2020	2021	2020
GAAP net income from continuing operations	$126.7	$119.1	$613.5	$520.4
Adjustments, pre-tax:
Net realized (gains) losses on investments	(5.1)	(29.6)	(128.4)	9.4
COVID-19 direct and incremental expenses	2.8	5.3	10.0	26.8
CARES Act tax benefit (after-tax)	—	—	—	(84.4)
Loss on extinguishment of debt	—	—	20.7	—
Other adjustments(1)	22.4	(1.2)	31.5	17.9
(Benefit) provision for income taxes	(4.0)	7.5	15.3	(2.3)
Net loss (income) attributable to non-controlling interests	—	0.2	—	(0.9)
Preferred stock dividends	—	(4.7)	(4.7)	(18.7)
Net operating income	$142.8	$96.6	$557.9	$468.2
(1)Throughout this press release, additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(2)Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2021	2020	2021	2020
GAAP net income from continuing operations per diluted share(1)	$2.20	$1.91	$10.20	$8.22
Adjustments, pre-tax:
Net realized (gains) losses on investments	(0.09)	(0.47)	(2.14)	0.16
COVID-19 direct and incremental expenses	0.05	0.08	0.17	0.42
CARES Act tax benefit (after-tax)	—	—	—	(1.34)
Loss on extinguishment of debt	—	—	0.34	—
Other adjustments	0.38	(0.02)	0.53	0.29
(Benefit) provision for income taxes	(0.07)	0.12	0.26	(0.04)
Net operating income per diluted share(1)	$2.47	$1.62	$9.36	$7.71
(1)Throughout this press release, information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website https://ir.assurant.com/investor/default.aspx
(3)Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2021	2020	2021	2020
GAAP net income from continuing operations	$126.7	$119.1	$613.5	$520.4
Adjustments, pre-tax:
Net realized (gains) losses on investments	(5.1)	(29.6)	(128.4)	9.4
Reportable catastrophes	1.5	34.7	144.3	173.7
COVID-19 direct and incremental expenses	2.8	5.3	10.0	26.8
CARES Act tax benefit (after-tax)	—	—	—	(84.4)
Loss on extinguishment of debt	—	—	20.7	—
Other adjustments	22.4	(1.2)	31.5	17.9
(Benefit) provision for income taxes	(4.3)	0.1	(14.9)	(38.8)
Net loss (income) attributable to non-controlling interests	—	0.2	—	(0.9)
Preferred stock dividends	—	(4.7)	(4.7)	(18.7)
Net operating income, excluding reportable catastrophes	$144.0	$123.9	$672.0	$605.4

(4)Assurant uses net operating income, excluding reportable catastrophes (defined above), per diluted share (defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2021	2020	2021	2020
GAAP net income from continuing operations per diluted share	$2.20	$1.91	$10.20	$8.22
Adjustments, pre-tax:
Net realized (gains) losses on investments	(0.09)	(0.47)	(2.14)	0.16
Reportable catastrophes	0.03	0.56	2.40	2.75
COVID-19 direct and incremental expenses	0.05	0.08	0.17	0.42
CARES Act tax benefit (after-tax)	—	—	—	(1.34)
Loss on extinguishment of debt	—	—	0.34	—
Other adjustments	0.38	(0.02)	0.53	0.29
Benefit for income taxes	(0.08)	—	(0.24)	(0.62)
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.49	$2.06	$11.26	$9.88

(5)Assurant uses Adjusted EBITDA, excluding reportable catastrophes, as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA, excluding reportable catastrophes, as net operating income, excluding reportable catastrophes (defined above), excluding interest expense, provision (benefit) for income taxes, depreciation expense and amortization of purchased intangible assets. The company believes Adjusted EBITDA is a better representation of the company’s operating performance, as compared to net operating income, because it reflects the company’s ongoing shift to more service-oriented, fee-based businesses and it excludes amortization of purchased intangible assets related to acquisitions. The company believes it (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, as the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. In addition, it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2021	2020	2021	2020
GAAP net income from continuing operations	$126.7	$119.1	$613.5	$520.4
Less:
Interest expense	27.1	26.8	111.8	104.5
Provision for income taxes	35.1	39.8	169.5	60.4
Depreciation expense	21.4	15.5	73.8	56.1
Amortization of purchased intangible assets	15.8	16.7	65.8	52.7
Adjustments, pre-tax:
Net realized (gains) losses on investments	(5.1)	(29.6)	(128.4)	9.4
Reportable catastrophes	1.5	34.7	144.3	173.7
COVID-19 direct and incremental expenses	2.8	5.3	10.0	25.2
Loss on extinguishment of debt	—	—	20.7	—
Other adjustments	20.1	(1.1)	26.5	12.2
Loss (income) attributable to non-controlling interests	—	0.3	—	(1.2)
Adjusted EBITDA, excluding reportable catastrophes	$245.4	$227.5	$1,107.5	$1,013.4

(UNAUDITED)	4Q 2021			4Q 2020
($ in millions)	Global Lifestyle	Global Housing	Corporate and Other	Global Lifestyle	Global Housing	Corporate and Other
GAAP net income from continuing operations	$107.8	$80.3	$(61.4)	$87.9	$61.1	$(29.9)
Less:
Interest expense	—	—	27.1	—	—	26.8
Provision (benefit) for income taxes	24.7	22.7	(12.3)	26.1	16.9	(3.2)
Depreciation expense	11.5	6.6	3.3	8.9	5.5	1.1
Amortization of purchased intangible assets	14.7	1.1	—	14.3	2.4	—
Adjustments, pre-tax:
Net realized gains on investments	—	—	(5.1)	—	—	(29.6)
Reportable catastrophes	0.2	1.3	—	—	34.7	—
COVID-19 direct and incremental expenses	—	—	2.8	—	—	5.3
Loss on extinguishment of debt	—	—	—	—	—	—
Other adjustments	—	—	20.1	—	—	(1.1)
Net loss attributable to non-controlling interests	—	—	—	—	—	0.3
Adjusted EBITDA, excluding reportable catastrophes	$158.9	$112.0	$(25.5)	$137.2	$120.6	$(30.3)

(UNAUDITED)	12 Months 2021			12 Months 2020
($ in millions)	Global Lifestyle	Global Housing	Corporate and Other	Global Lifestyle	Global Housing	Corporate and Other
GAAP net income from continuing operations	$484.7	$244.6	$(115.8)	$437.2	$233.8	$(150.6)
Less:
Interest expense	—	—	111.8	—	—	104.5
Provision (benefit) for income taxes	130.5	65.4	(26.4)	127.1	61.3	(128.0)
Depreciation expense	39.7	25.8	8.3	29.5	22.5	4.1
Amortization of purchased intangible assets	59.3	6.5	—	43.2	9.5	—
Adjustments, pre-tax:
Net realized (gains) losses on investments	—	—	(128.4)	—	—	9.4
Reportable catastrophes	0.2	144.1	—	—	173.7	—
COVID-19 direct and incremental expenses	—	—	10.0	—	—	25.2
Loss on extinguishment of debt	—	—	20.7	—	—	—
Other adjustments	—	—	26.5	—	—	12.2
Net income attributable to non-controlling interests	—	—	—	—	—	(1.2)
Adjusted EBITDA, excluding reportable catastrophes	$714.4	$486.4	$(93.3)	$637.0	$500.8	$(124.4)
(6)The company outlook for Adjusted EBITDA, excluding reportable catastrophes, for Assurant, Global Lifestyle, Global Housing and Corporate and Other each constitute forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify a full-year estimate of interest expense, depreciation expense and amortization of purchased intangible assets, each on a pre-tax basis, which are expected to be approximately $109 million, $85 million and $70 million, respectively. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period and excludes after-tax interest expenses included in debt extinguishment and other related costs.

(7)Segment net operating income of the Global Lifestyle and Global Housing operating segments is equal to GAAP segment net income.

(8)Assurant uses Corporate and Other net operating loss as an important measure of the Corporate and Other segment’s performance. Corporate and Other net operating loss equals GAAP Corporate and Other segment net loss from continuing operations, excluding interest expense, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the CARES Act tax benefit, net income (loss) attributable to non-controlling interests, as well as other highly variable or unusual items other than reportable catastrophes. It also excludes restructuring costs related to strategic exit activities as these are highly unusual, transformative actions associated with realigning resources to the company’s business strategies, outside of normal periodic restructuring and cost management activities. The company believes Corporate and Other net operating loss provides investors with an important measure of the performance of the company’s Corporate and Other segment because it excludes highly variable items that do not represent the ongoing results of such segment. The comparable GAAP measure is Corporate and Other segment net loss from continuing operations.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2021	2020	2021	2020
GAAP Corporate and Other segment net loss from continuing operations	$(61.4)	$(29.9)	$(115.8)	$(150.6)
Adjustments, pre-tax:
Net realized (gains) losses on investments	(5.1)	(29.6)	(128.4)	9.4
COVID-19 direct and incremental expenses	2.8	5.3	10.0	26.8
CARES Act tax benefit (after-tax)	—	—	—	(84.4)
Interest expense	27.1	26.8	111.8	102.9
Loss on extinguishment of debt	—	—	20.7	—
Other adjustments	22.4	(1.2)	31.5	17.9
(Benefit) provision for income taxes	(9.7)	1.8	(8.1)	(24.0)
Net loss (income) attributable to non-controlling interests	—	0.2	—	(0.9)
Corporate and Other net operating loss	$(23.9)	$(26.6)	$(78.3)	$(102.9)

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Twelve Months Ended December 31, 2021 and 2020

	4Q		12 Months
	2021	2020	2021	2020
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,175.8	$2,102.2	$8,572.1	$8,275.8
Fees and other income	314.9	212.9	1,172.9	1,042.3
Net investment income	79.2	73.3	314.4	285.6
Net realized gains (losses) on investments	5.0	29.7	128.2	(8.2)
Total revenues	2,574.9	2,418.1	10,187.6	9,595.5
Benefits, losses and expenses
Policyholder benefits	514.5	567.6	2,195.7	2,264.9
Selling, underwriting, general and administrative expenses	1,871.5	1,664.8	7,076.4	6,645.3
Interest expense	27.1	26.8	111.8	104.5
Loss on extinguishment of debt	—	—	20.7	—
Total benefits, losses and expenses	2,413.1	2,259.2	9,404.6	9,014.7
Income from continuing operations before provision for income taxes	161.8	158.9	783.0	580.8
Provision for income taxes	35.1	39.8	169.5	60.4
Net income from continuing operations	126.7	119.1	613.5	520.4
Net (loss) income from discontinued operations(1)	(3.1)	19.9	758.9	(77.7)
Net income	123.6	139.0	1,372.4	442.7
Less: Net loss (income) attributable to non-controlling interests	—	0.2	—	(0.9)
Net income attributable to stockholders	123.6	139.2	1,372.4	441.8
Less: Preferred stock dividends	—	(4.7)	(4.7)	(18.7)
Net income attributable to common stockholders	$123.6	$134.5	$1,367.7	$423.1

Net income from continuing operations per share:
Basic	$2.21	$1.93	$10.29	$8.33
Diluted	$2.20	$1.91	$10.20	$8.22

Common stock dividends per share	$0.68	$0.66	$2.66	$2.55

Share data:
Basic weighted average shares outstanding	57,274,878	59,310,101	59,140,861	60,114,670

Diluted weighted average shares outstanding	57,728,138	62,399,318	60,123,694	63,179,938
(1)Twelve Months 2021 net income from discontinued operations reflects the $720 million after-tax gain on the sale of Global Preneed, which included $606 million of net after-tax gains from AOCI, mainly related to net unrealized gains and losses.

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2021 and December 31, 2020

	December 31,	December 31,
	2021	2020
	($ in millions)
Assets
Investments and cash and cash equivalents	$10,712.4	$10,430.4
Reinsurance recoverables	6,178.9	6,605.4
Deferred acquisition costs	8,811.0	7,388.0
Goodwill	2,571.6	2,589.3
Value of business acquired	583.4	1,152.2
Assets held in separate accounts	11.9	11.5
Other assets	3,965.4	3,254.4
Assets held for sale	1,076.9	13,218.7
Total assets	$33,911.5	$44,649.9

Liabilities
Policyholder benefits and claims payable	$2,009.1	$2,968.8
Unearned premiums	18,623.7	17,293.1
Debt	2,202.5	2,252.9
Liabilities related to separate accounts	11.9	11.5
Accounts payable and other liabilities	4,509.8	4,057.5
Liabilities held for sale	1,064.8	12,111.3
Total liabilities	28,421.8	38,695.1

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	5,639.7	5,241.6
Accumulated other comprehensive (loss) income	(150.0)	709.8
Total Assurant, Inc. stockholders’ equity	5,489.7	5,951.4
Non-controlling interest	—	3.4
Total equity	5,489.7	5,954.8
Total liabilities and equity	$33,911.5	$44,649.9